Exhibit 10.1

FIRST AMENDMENT TO RIGHTS AGREEMENT

FIRST AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”), dated as of April 28, 2006, to the Rights Agreement, dated as of December 10, 2001 (the “Agreement”), between ARAMARK Corporation, a Delaware corporation (the “Company”), and Mellon Investor Services LLC, as rights agent (the “Rights Agent”). Capitalized terms not otherwise defined in this Amendment shall have the meaning ascribed to such terms in the Agreement.

WHEREAS, Section 27 of the Agreement provides that prior to the Distribution Date, the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Agreement without the approval of any holders of Rights; and

WHEREAS, Joseph Neubauer, the Chairman and Chief Executive Officer of the Company and the beneficial owner of approximately 39% of the Class A Common Stock of the Company, GS Capital Partners V Fund, L.P. and its Affiliates (“GS Capital Partners”), J.P. Morgan Partners, LLC and its Affiliates (“J.P. Morgan Partners”), Warburg Pincus LLC and its Affiliates and Thomas H. Lee Partners L.P. and its Affiliates (collectively, the “Bidders” (which term shall include any other members of the Company’s management, including members of the Company’s Executive Leadership Council who may decide to participate in the Proposal (as defined below) in the future)) are contemplating the possibility of submitting a proposal to the Board of Directors of the Company (the “Board”) to acquire all of the Company’s Class A Common Stock and Class B Common Stock (collectively, the “Common Stock”), subject to the terms and conditions of such proposal and the Board’s approval of their doing so (the “Proposal”); and

WHEREAS, the Board, while making no determination as to the ultimate outcome of any such review, deems it to be in the best interests of the Company and its stockholders for the Board or a special committee thereof to explore the Proposal, as well as take any other steps that the Board or a special committee may deem appropriate; and

WHEREAS, the Board, for the avoidance of doubt, wishes to amend the Rights Agreement so that the Bidders will not be deemed to be an Acquiring Person solely by submitting the Proposal, making any offer relating thereto or having any negotiations, discussions, arrangements or understanding or taking any other actions with respect to a possible transaction; and

WHEREAS, the Company has delivered to the Rights Agent a certificate, dated as of the date hereof, of an appropriate officer of the Company certifying that this Amendment is in compliance with the terms of Section 27 of the Agreement and instructing the Rights Agent to execute and deliver this Amendment.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties agree as follows:

1.1.	Amendments to the Agreement.

(a)	The Agreement is amended by adding a Section 1(s) thereof which shall read as follows:

“(s) “Bidders” shall mean, collectively, Joseph Neubauer and his Affiliates, GS Capital Partners V Fund, L.P. and its Affiliates, J.P. Morgan Partners, LLC and its Affiliates, Warburg Pincus LLC and its Affiliates, Thomas H. Lee Partners L.P. and its Affiliates and other members of the Company’s management, including members of the Company’s Executive Leadership Council.”

(b)	The Agreement is amended by adding a Section 1(t) thereof which shall read as follows:

“(t) “Proposal” shall mean any proposal submitted by the Bidders to acquire all of the outstanding Class A Common Stock and Class B Common Stock, other than all or a portion of any such shares beneficially owned by the Bidders.”

(c)	The Agreement is amended by adding a Section 35 thereof which shall read as follows:

“Section 35. Exception for Proposal. Notwithstanding any provision of this Agreement to the contrary, neither an event described in Sections 11(a)(ii) or 13(a) of this Agreement, nor a Distribution Date or Stock Acquisition Date shall be deemed to have occurred, none of the Bidders or any of their Affiliates or Associates shall be deemed to have become an Acquiring Person, and no holder of any Rights shall be entitled to exercise such Rights under, or be entitled to any rights pursuant to, any of Sections 3(a), 7(a), 11(a) or 13 of this Agreement, in any such case solely by submitting the Proposal, making any offer relating thereto or having any negotiations, discussions, arrangements or understandings or taking any other actions with respect to a possible transaction; provided, however that this exception shall not apply to the consummation of any transaction contemplated by the Proposal or any offer relating thereto or the acquisition of any shares of Common Stock other than shares of Common Stock acquired directly from the Company or through the Company’s benefits plans or any other business combination.”

1.2.	Agreement. The term “Agreement” as used in the Agreement shall be deemed to refer to the Agreement as amended hereby, and all references to the Agreement shall be deemed to include this Amendment.

1.3.	Governing Law. This Amendment shall be deemed to be entered into under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

1.4.	Counterparts. This Amendment may be executed in two or more counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

1.5.	No Admission. Neither the existence of this Amendment, nor anything contained herein, shall be construed as an admission that the Investors would otherwise constitute an Acquiring Person.

1.6.	Effectiveness. This Amendment shall be effective as of the date hereof, and except as expressly set forth herein, the Agreement shall remain in full force and effect and otherwise shall be unaffected hereby; provided, that if the Bidders fail to make a Proposal before 5 p.m. New York City time on May 1, 2006 this Amendment shall be terminated in its entirety.

IN WITNESS WHEREOF, a duly authorized representative of each party has executed this Amendment, as of the date first written above.

ARAMARK CORPORATION

By:	/s/ BART J. COLLI
Name:	Bart J. Colli
Title:	Executive Vice President, General Counsel and Secretary

MELLON INVESTOR SERVICES LLC
As Rights Agent

By:	/s/ ORESTE CASCIARO
Name:	Oreste Casciaro
Title:	Client Relationship Executive